Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NanoVibronix, Inc. on Form S-3 (File Nos. 333-274482, 333-273574, 333-251264, and 333-236000) and Form S-8 (File Nos. 333-259274 and 333-205577) of our report dated April 8, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NanoVibronix, Inc. as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K of NanoVibronix, Inc. for the year ended December 31, 2023.

/s/ Zwick CPA, PLLC

Zwick CPA, PLLC
Southfield, MI
April 8, 2024